Exhibit 99.1

Vantiv Reports Fourth Quarter and Full-Year 2015 Results

•	Fourth quarter net revenue increased 13% to $453 Million and pro forma adjusted net income per share increased 23% to $0.65

•	Fourth quarter Merchant Services net revenue increased 14% and Financial Institution Services net revenue increased 7%

•	Fourth quarter adjusted EBITDA margin expanded by 100 basis points to 49.1%

•	Full-year net revenue increased 20% to $1,682 Million and pro forma adjusted net income per share increased 20% to $2.24

CINCINNATI, Feb. 3, 2016 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the fourth quarter and full-year ended December 31, 2015. For the fourth quarter, revenue increased 16% to $852 million as compared to $734 million in the prior year period. Net revenue increased 13% to $453 million as compared to $402 million in the prior year period, reflecting strong growth in both of our segments. On a GAAP basis, net income attributable to Vantiv, Inc. was $51 million or $0.31 per diluted share as compared to $69 million or $0.35 per diluted share in the prior year period. Pro forma adjusted net income increased 22% to $128 million as compared to $105 million in the prior year period. Pro forma adjusted net income per share increased 23% to $0.65 as compared to $0.53 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

For the full-year 2015, revenue increased 23% to $3,160 million as compared to $2,577 million in the prior year. Net revenue increased 20% to $1,682 million as compared to $1,403 million in the prior year. On a GAAP basis, net income attributable to Vantiv, Inc. was $148 million or $0.95 per diluted share in 2015 as compared to $125 million or $0.75 per diluted share in the prior year. Pro forma adjusted net income increased 21% to $449 million as compared to $372 million in the prior year. Pro forma adjusted net income per share increased 20% to $2.24 as compared to $1.87 in the prior year. (See Schedule 2 for pro forma adjusted net income and Schedule 7 for GAAP net income reconciliation to pro forma adjusted net income.)

Vantiv’s scale and superior cost structure continue to drive high levels of profitability. For the fourth quarter, adjusted EBITDA margin expanded by 100 basis points to 49.1% as compared to 48.1% in the prior year period, primarily due to cost synergies created by the on-going integration of Mercury Payment Systems (“Mercury”). For the full-year 2015, adjusted EBITDA margin was flat as compared to the prior year, primarily due to impacts from the Mercury acquisition, which were offset by cost synergies realized during the year. (See Schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.)

“Our strong results in 2015 demonstrate how our strategy to invest in our core strengths while expanding into high-growth channels and verticals has successfully generated sustainable organic growth across our business,” said Charles Drucker, president and chief executive officer at Vantiv. “I am proud of the way that our people have navigated the changes in the payments industry to make this a great year while simultaneously positioning us for continued future success.”

Merchant Services
For the fourth quarter, Merchant Services net revenue increased 14% to $363 million as compared to $318 million in the prior year period, primarily due to an 8% increase in transactions and a 5% increase in net revenue per transaction as our high growth channels continued to grow at above market rates. Sales and marketing expenses increased 16% to $125 million in the fourth quarter as compared to $108 million in the prior year period, primarily due to new sales growth.

For the full-year 2015, Merchant Services net revenue increased 25% to $1,336 million as compared to $1,067 million in the prior year, primarily due to a 17% increase in transactions and a 7% increase in net revenue per transaction. The Mercury acquisition was completed during the second quarter of 2014. On a pro forma organic basis, Merchant Services net revenue would have increased 14% for full-year 2015 as compared to the prior year if we had owned Mercury throughout both years. Sales and marketing expenses increased 30% to $479 million for the full-year as compared to $368 million in the prior year, due to new sales growth, as well as impacts from the Mercury acquisition.

Financial Institution Services
For the fourth quarter, Financial Institution Services net revenue increased 7% to $90 million as compared to $84 million in the prior year period, primarily due to a 4% increase in transactions and a 3% increase in net revenue per transaction primarily due to value added services including the impact of EMV card reissuance. Sales and marketing expenses decreased 14% to $7 million in the fourth quarter as compared to $8 million in the prior year period.

For the full-year 2015, Financial Institution Services net revenue increased 3% to $346 million as compared to $336 million in the prior year as a 6% increase in transactions was partially offset by lower net revenue per transaction. Sales and marketing expenses decreased 11% to $25 million for the full-year from $28 million in the prior year.

Full-Year and First Quarter 2016 Financial Outlook
Based on the current level of transaction trends and new business activity, net revenue for the full-year 2016 is expected to be $1,795 to $1,825 million, representing an increase of 7% to 9% above the prior year. Pro forma adjusted net income per share is expected to be $2.55 to $2.61 for the full-year, representing an increase of 14% to 17% above the prior year. GAAP net income per share attributable to Vantiv, Inc. is expected to be $1.27 to $1.33 for the full-year 2016.

For the first quarter of 2016, net revenue is expected to be $405 to $410 million, representing an increase of 8% to 9% above the prior year period. Pro forma adjusted net income per share for the first quarter of 2016 is expected to be $0.51 to $0.53, representing an increase of 13% to 18% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.18 to $0.20 for the first quarter of 2016.

Earnings Conference Call and Audio Webcast
The company will host a conference call to discuss the fourth quarter and full-year 2015 financial results today at 8:00 a.m. EST. The conference call can be accessed live over the phone by dialing (800) 967-0627, or for international callers (913) 981-5549, and referencing conference code 806419. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay passcode 806419. The replay will be available through Wednesday, Feb. 17, 2016. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, ecommerce, and merchant bank. Visit us at the new www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA
Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2015	2014	% Change	2015	2014	% Change
Revenue	$852,334	$733,785	16%	$3,159,938	$2,577,203	23%
Network fees and other costs	399,159	331,635	20%	1,478,202	1,174,665	26%
Net revenue	453,175	402,150	13%	1,681,736	1,402,538	20%
Sales and marketing	132,488	116,169	14%	503,949	396,353	27%
Other operating costs	72,213	64,657	12%	284,066	242,439	17%
General and administrative	45,974	47,406	(3)%	182,369	173,986	5%
Depreciation and amortization	70,843	70,893	—%	276,942	275,069	1%
Income from operations	131,657	103,025	28%	434,410	314,691	38%
Interest expense—net	(26,967)	(27,612)	(2)%	(105,736)	(79,701)	33%
Non-operating income (expense)(1)	(7,469)	34,427	(122)%	(31,268)	177	NM
Income before applicable income taxes	97,221	109,840	(11)%	297,406	235,167	26%
Income tax expense	26,829	28,099	(5)%	88,177	66,177	33%
Net income	70,392	81,741	(14)%	209,229	168,990	24%
Less: Net income attributable to non-controlling interests	(19,463)	(13,162)	48%	(61,283)	(43,698)	40%
Net income attributable to Vantiv, Inc.	$50,929	$68,579	(26)%	$147,946	$125,292	18%
Net income per share attributable to Vantiv, Inc. Class A common stock:						0
Basic	$0.35	$0.48	(27)%	$1.02	$0.88	16%
Diluted(2)	$0.31	$0.35	(11)%	$0.95	$0.75	27%
Shares used in computing net income per share of Class A common stock:
Basic	145,059,903	144,338,660		145,044,577	141,936,933
Diluted	198,519,558	199,432,403		200,934,442	199,170,813
Non Financial Data:
Transactions (in millions)	6,084	5,657	8%	22,991	20,077	15%

(1) Non-operating income (expense) for the three months and year ended December 31, 2015 primarily relates to the change in fair value of a tax receivable agreement ("TRA") entered into as part of the acquisition of Mercury. The three months ended December 31, 2014 amount relates to a benefit recorded as a result of a reduction in certain TRA liabilities, partially offset by the change in fair value of a TRA entered into as part of the acquisition of Mercury. The full year 2014 amount includes these items as well as expenses relating to the refinancing of our senior secured credit facilities in June 2014.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for the three and twelve months ended December 31, 2015 was 36.0% compared to 36.5% for the three and twelve months ended December 31, 2014. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Income before applicable income taxes	$97,221	$109,840	$297,406	$235,167
Taxes	35,000	40,092	107,066	85,836
Net income	$62,221	$69,748	$190,340	$149,331
Diluted shares	198,519,558	199,432,403	200,934,442	199,170,813
Diluted EPS	$0.31	$0.35	$0.95	$0.75

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedules 6 and 7 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2015	2014	% Change	2015	2014	% Change
Revenue	$852,334	$733,785	16%	$3,159,938	$2,577,203	23%
Network fees and other costs	399,159	331,635	20%	1,478,202	1,174,665	26%
Net revenue	453,175	402,150	13%	1,681,736	1,402,538	20%
Sales and marketing	132,488	116,169	14%	503,949	396,353	27%
Other operating costs	67,751	60,384	12%	256,261	225,743	14%
General and administrative	30,591	31,997	(4)%	117,099	110,029	6%
Adjusted EBITDA(1)	222,345	193,600	15%	804,427	670,413	20%
Depreciation and amortization	22,833	19,825	15%	85,501	76,506	12%
Adjusted income from operations	199,512	173,775	15%	718,926	593,907	21%
Interest expense—net	(26,967)	(27,612)	(2)%	(105,736)	(79,701)	33%
Non-GAAP adjusted income before applicable income taxes	172,545	146,163	18%	613,190	514,206	19%
Pro Forma Adjustments:
Income tax expense(2)	62,116	53,349	16%	220,748	187,685	18%
Tax adjustments(3)	(18,008)	(12,457)	45%	(58,186)	(46,462)	25%
Less: JV non-controlling interest(4)	(31)	(135)	(77)%	(1,501)	(622)	141%
Pro forma adjusted net income(5)	$128,406	$105,136	22%	$449,127	$372,361	21%

Pro forma adjusted net income per share(6)	$0.65	$0.53	23%	$2.24	$1.87	20%
Adjusted shares outstanding	198,519,558	199,432,403		200,934,442	199,170,813
Non Financial Data:
Transactions (in millions)	6,084	5,657	8%	22,991	20,077	15%
Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.
Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions and the write down of a trade name in June 2014; (b) non-operating income (expense) is primarily associated with the refinancing of our debt in 2014, a benefit recorded as a result of a reduction in certain TRA liabilities in 2014, and the change in fair value of a TRA entered into as part of the acquisition of Mercury; (c) adjustments to income tax expense assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

(1) See schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents income tax expense at an effective rate of 36.0% for the three months and year ended December 31, 2015 and 36.5% for the three months and year ended December 31, 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (2) above, associated with a consolidated joint venture formed in May 2014.
(5) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(6) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

Merchant Services

	Three Months Ended December 31,
	2015	2014	$ Change	% Change
Total revenue	$721,542	$613,376	$108,166	18%
Network fees and other costs	358,598	295,361	63,237	21%
Net revenue	362,944	318,015	44,929	14%
Sales and marketing	125,301	107,773	17,528	16%
Segment profit	$237,643	$210,242	$27,401	13%

Non-financial data:
Transactions (in millions)	5,072	4,687		8%
Net revenue per transaction	$0.0716	$0.0679		5%

	Year Ended December 31,
	2015	2014	$ Change	% Change
Total revenue	$2,656,906	$2,100,367	$556,539	26%
Network fees and other costs	1,321,312	1,033,801	287,511	28%
Net revenue	1,335,594	1,066,566	269,028	25%
Sales and marketing	478,736	367,998	110,738	30%
Segment profit	$856,858	$698,568	$158,290	23%

Non-financial data:
Transactions (in millions)	18,959	16,262		17%
Net revenue per transaction	$0.0704	$0.0656		7%
Financial Institution Services

	Three Months Ended December 31,
	2015	2014	$ Change	% Change
Total revenue	$130,792	$120,409	$10,383	9%
Network fees and other costs	40,561	36,274	4,287	12%
Net revenue	90,231	84,135	6,096	7%
Sales and marketing	7,187	8,396	(1,209)	(14)%
Segment profit	$83,044	$75,739	$7,305	10%

Non-financial data:
Transactions (in millions)	1,012	970		4%
Net revenue per transaction	$0.0892	$0.0867		3%

	Year Ended December 31,
	2015	2014	$ Change	% Change
Total revenue	$503,032	$476,836	$26,196	5%
Network fees and other costs	156,890	140,864	16,026	11%
Net revenue	346,142	335,972	10,170	3%
Sales and marketing	25,213	28,355	(3,142)	(11)%
Segment profit	$320,929	$307,617	$13,312	4%

Non-financial data:
Transactions (in millions)	4,032	3,815		6%
Net revenue per transaction	$0.0858	$0.0881		(3)%

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$197,096	$411,568
Accounts receivable—net	680,033	607,674
Related party receivable	3,999	6,164
Settlement assets	143,563	135,422
Prepaid expenses	31,147	26,906
Other	61,661	27,002
Total current assets	1,117,499	1,214,736

Customer incentives	57,984	39,210
Property, equipment and software—net	308,009	281,715
Intangible assets—net	863,066	1,034,692
Goodwill	3,366,528	3,291,366
Deferred taxes	731,622	429,623
Other assets	20,718	44,741
Total assets	$6,465,426	$6,336,083

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$364,878	$299,771
Related party payable	4,698	2,035
Settlement obligations	677,502	501,042
Current portion of note payable	116,501	116,501
Current portion of tax receivable agreement obligations to related parties	31,232	22,789
Current portion of tax receivable agreement obligations	64,227	—
Deferred income	14,470	5,480
Current maturities of capital lease obligations	7,931	8,158
Other	13,940	7,557
Total current liabilities	1,295,379	963,333
Long-term liabilities:
Note payable	2,943,638	3,277,237
Tax receivable agreement obligations to related parties	801,829	597,273
Tax receivable agreement obligations	126,980	152,420
Capital lease obligations	21,801	14,779
Deferred taxes	15,836	24,380
Other	34,897	6,075
Total long-term liabilities	3,944,981	4,072,164
Total liabilities	5,240,360	5,035,497

Commitments and contingencies
Equity:
Total equity (1)	1,225,066	1,300,586
Total liabilities and equity	$6,465,426	$6,336,083

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)(in thousands)

	Year Ended
	December 31, 2015	December 31, 2014
Operating Activities:
Net income	$209,229	$168,990
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	276,942	240,802
Write-off of intangible asset	—	34,267
Amortization of customer incentives	18,256	12,032
Amortization and write-off of debt issuance costs	8,376	31,956
Share-based compensation expense	30,492	42,171
Deferred taxes	55,280	32,469
Excess tax benefit from share-based compensation	(16,707)	(13,420)
Tax receivable agreements non-cash items	28,171	(25,838)
Other	(945)	—
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(70,194)	(94,326)
Net settlement assets and obligations	168,319	157,663
Customer incentives	(32,892)	(17,108)
Prepaid and other assets	11,324	(25,557)
Accounts payable and accrued expenses	57,861	53,172
Payable to related party	2,663	(433)
Other liabilities	11,703	(3,935)
Net cash provided by operating activities	757,878	592,905
Investing Activities:
Purchases of property and equipment	(84,730)	(103,179)
Acquisition of customer portfolios and related assets	(41,997)	(29,596)
Purchase of investments	—	(7,487)
Cash used in acquisitions, net of cash acquired	—	(1,658,694)
Net cash used in investing activities	(126,727)	(1,798,956)
Financing Activities:
Proceeds from issuance of long-term debt	—	3,443,000
Borrowings on revolving credit facility	177,000	—
Repayment of debt and capital lease obligations	(503,462)	(1,870,540)
Payment of debt issuance costs	—	(38,092)
Proceeds from exercise of Class A common stock options	13,630	4,492
Warrant termination	(200,219)	—
Repurchase of Class A common stock	(200,406)	(59,364)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(16,527)	(17,801)
Settlement of certain tax receivable agreements	(94,022)	—
Payments under tax receivable agreements	(22,805)	(8,639)
Excess tax benefit from share-based compensation	16,707	13,420
Distribution to non-controlling interests	(12,892)	(22,911)
(Decrease) increase in cash overdraft	(2,627)	2,627
Net cash (used in) provided by financing activities	(845,623)	1,446,192
Net (decrease) increase in cash and cash equivalents	(214,472)	240,141
Cash and cash equivalents—Beginning of period	411,568	171,427
Cash and cash equivalents—End of period	$197,096	$411,568
Cash Payments:
Interest	$98,971	$70,751
Taxes	6,565	35,157
Non-cash Items:
Issuance of tax receivable agreements to related parties	$376,597	$109,400
Issuance of tax receivable agreement as contingent consideration	—	137,860
Assets acquired under capital lease obligations	—	12,997

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended December 31, 2015
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Income (Expense)(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$852,334	$—	$—	$—	$—	$—	$—		$852,334
Network fees and other costs	399,159	—	—	—	—	—	—		399,159
Net revenue	453,175	—	—	—	—	—	—		453,175
Sales and marketing	132,488	—	—	—	—	—	—		132,488
Other operating costs	72,213	(4,462)	—	—	—	—	—		67,751
General and administrative	45,974	(8,743)	(6,640)	—	—	—	—		30,591
Depreciation and amortization	70,843	—	—	(48,010)	—	—	—		22,833
Income from operations	131,657	13,205	6,640	48,010	—	—	—		199,512
Interest expense—net	(26,967)	—	—	—	—	—	—		(26,967)
Non-operating income (expense)	(7,469)	—	—	—	7,469	—	—		—
Income before applicable income taxes	97,221	13,205	6,640	48,010	7,469	—	—		172,545
Income tax expense	26,829	—	—	—	—	—	35,287	(5)	62,116
Tax adjustments	—	—	—	—	—	—	(18,008)	(6)	(18,008)
Less: JV non-controlling interest	—	—	—	—	—	(31)	—		(31)
Net income	$70,392	$13,205	$6,640	$48,010	$7,469	$(31)	$(17,279)		$128,406

	Three Months Ended December 31, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Income (Expense)(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$733,785	$—	$—	$—	$—	$—	$—		$733,785
Network fees and other costs	331,635	—	—	—	—	—	—		331,635
Net revenue	402,150	—	—	—	—	—	—		402,150
Sales and marketing	116,169	—	—	—	—	—	—		116,169
Other operating costs	64,657	(4,273)	—	—	—	—	—		60,384
General and administrative	47,406	(4,035)	(11,374)	—	—	—	—		31,997
Depreciation and amortization	70,893	—	—	(51,068)	—	—	—		19,825
Income from operations	103,025	8,308	11,374	51,068	—	—	—		173,775
Interest expense—net	(27,612)	—	—	—	—	—	—		(27,612)
Non-operating income (expense)	34,427	—	—	—	(34,427)	—	—		—
Income before applicable income taxes	109,840	8,308	11,374	51,068	(34,427)	—	—		146,163
Income tax expense	28,099	—	—	—	—	—	25,250	(5)	53,349
Tax adjustments	—	—	—	—	—	—	(12,457)	(6)	(12,457)
Less: JV non-controlling interest	—	—	—	—	—	(135)	—		(135)
Net income	$81,741	$8,308	$11,374	$51,068	$(34,427)	$(135)	$(12,793)		$105,136

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Non-operating income (expense) during 2015 primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury. The 2014 amount relates to a benefit recorded as a result of a reduction in certain TRA liabilities, partially offset by the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) below, associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.0% for the three months ended December 31, 2015 and 36.5% for the three months ended December 31, 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Year Ended December 31, 2015
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Income (Expense)(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$3,159,938	$—	$—	$—	$—	$—	$—		$3,159,938
Network fees and other costs	1,478,202	—	—	—	—	—	—		1,478,202
Net revenue	1,681,736	—	—	—	—	—	—		1,681,736
Sales and marketing	503,949	—	—	—	—	—	—		503,949
Other operating costs	284,066	(27,805)	—	—	—	—	—		256,261
General and administrative	182,369	(34,778)	(30,492)	—	—	—	—		117,099
Depreciation and amortization	276,942	—	—	(191,441)	—	—	—		85,501
Income from operations	434,410	62,583	30,492	191,441	—	—	—		718,926
Interest expense—net	(105,736)	—	—	—	—	—	—		(105,736)
Non-operating income (expense)	(31,268)	—	—	—	31,268	—	—		—
Income before applicable income taxes	297,406	62,583	30,492	191,441	31,268	—	—		613,190
Income tax expense	88,177	—	—	—	—	—	132,571	(5)	220,748
Tax adjustments	—	—	—	—	—	—	(58,186)	(6)	(58,186)
Less: JV non-controlling interest	—	—	—	—	—	(1,501)	—		(1,501)
Net income	$209,229	$62,583	$30,492	$191,441	$31,268	$(1,501)	$(74,385)		$449,127

	Year Ended December 31, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Income (Expense)(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$2,577,203	$—	$—	$—	$—	$—	$—		$2,577,203
Network fees and other costs	1,174,665	—	—	—	—	—	—		1,174,665
Net revenue	1,402,538	—	—	—	—	—	—		1,402,538
Sales and marketing	396,353	—	—	—	—	—	—		396,353
Other operating costs	242,439	(16,696)	—	—	—	—	—		225,743
General and administrative	173,986	(21,786)	(42,171)	—	—	—	—		110,029
Depreciation and amortization	275,069	—	—	(198,563)	—	—	—		76,506
Income from operations	314,691	38,482	42,171	198,563	—	—	—		593,907
Interest expense—net	(79,701)	—	—	—	—	—	—		(79,701)
Non-operating income (expense)	177	—	—	—	(177)	—	—		—
Income before applicable income taxes	235,167	38,482	42,171	198,563	(177)	—	—		514,206
Income tax expense	66,177	—	—	—	—	—	121,508	(5)	187,685
Tax adjustments	—	—	—	—	—	—	(46,462)	(6)	(46,462)
Less: JV non-controlling interest	—	—	—	—	—	(622)	—		(622)
Net income	$168,990	$38,482	$42,171	$198,563	$(177)	$(622)	$(75,046)		$372,361

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions. The twelve months ended December 31, 2014 also includes the write-down of a trade name of $34,267.
(3) Non-operating income (expense) for 2015 primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury. The 2014 amount relates to a benefit recorded as a result of a reduction in certain TRA liabilities, partially offset by expenses relating to the refinancing of our senior secured credit facilities in June 2014 and the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) below, associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.0% for the year ended December 31, 2015 and 36.5% for the year ended December 31, 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2015	2014	% Change	2015	2014	% Change
Net income	$70,392	$81,741	(14)%	$209,229	$168,990	24%
Income tax expense	26,829	28,099	(5)%	88,177	66,177	33%
Non-operating (income) expense(1)	7,469	(34,427)	(122)%	31,268	(177)	NM
Interest expense—net	26,967	27,612	(2)%	105,736	79,701	33%
Share-based compensation	6,640	11,374	(42)%	30,492	42,171	(28)%
Transition, acquisition and integration costs(2)	13,205	8,308	59%	62,583	38,482	63%
Depreciation and amortization	70,843	70,893	—%	276,942	275,069	1%
Adjusted EBITDA	$222,345	$193,600	15%	$804,427	$670,413	20%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)  Non-operating income (expense) for the three months and year ended December 31, 2015 primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury. The three months ended December 31, 2014 amount relates to a benefit recorded as a result of a reduction in certain TRA liabilities, partially offset by the change in fair value of a TRA entered into as part of the acquisition of Mercury. The full year 2014 amount includes these items as well as expenses relating to the refinancing of our senior secured credit facilities in June 2014.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.